EXHIBIT 99.1

XBiotech to Begin Constructing New R&D Facility on its 48-acre Campus

AUSTIN, Texas, Jan. 04, 2024 (GLOBE NEWSWIRE) -- XBiotech Inc. today announced that it plans to expand it’s campus headquarters with the construction of a new, state-of-the-art research and development facility. XBiotech has received City of Austin approval to begin excavation for site preparation and groundwork is expected to begin 1st quarter 2024.

The new four-story building, to be located close to the existing 46,000 ft2 manufacturing and R&D facility, will provide key infrastructure to support commercialization plans for the company’s Natrunix rheumatology program. The new 46,000+ft2 facility will house clinical and medical operations, commercialization teams, and even incorporate wet laboratories, especially to enable ongoing infectious disease programs. In keeping with XBiotech’s desire to preserve the woodlands nature on the 48 acre campus, a subterranean parking garage is being constructed to minimize footprint and ecological impact of the new structure.

John Simard, President and CEO of XBiotech commented, “We are excited to begin construction of what will be a unique and remarkable R&D facility. It will add significant operational capability to our existing manufacturing and R&D operations on the campus, and will create among the most capable biotechnology operations in Texas.”

About XBiotech
XBiotech is pioneering the discovery and development of targeted antibodies based on its True Human™ technology. The company’s mission is to rethink the way antibody medicines are discovered and commercialized by advancing its robust pipeline of truly natural human antibodies for treating serious diseases such as inflammatory conditions like rheumatology, infectious disease, cardiovascular disease and cancer. XBiotech has several candidate products including Natrunix. Cloned from individual donors who possess natural immunity against certain targeted diseases, XBiotech’s pipeline of True Human antibodies are intended to deliver unmatched safety and efficacy. Located just minutes from downtown Austin, the XBiotech campus headquarters includes GMP manufacturing facilities, research and testing laboratories, infectious disease research facilities, and quality control and clinical operations. For more information, visit www.xbiotech.com.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements, including declarations regarding management's beliefs and expectations that involve substantial risks and uncertainties. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the "Risk Factors" section of certain of our SEC filings. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact

Wenyi Wei
wwei@xbiotech.com
Tel. 737-207-4600

Photos accompanying this announcement are available at

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